NONCOMPETITION AGREEMENT


     THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into as of the 3rd day of June, 1996 by and among T-C THREADS, INC. d/b/a THREADS USA, a Tennessee corporation ("TUSA"), THREADS OF PUERTO RICO, INC., a North Carolina corporation ("TPR"), PRODUCTOS PARA LA INDUSTRIA DE LA MAQUILA, S.A. PRIMA, a Honduras corporation ("Prima"), HILOS Y ACCESORIOS, S.A. DE C.V., a Mexico corporation ("Hilos") and DIXIE YARNS, INC., a Tennessee corporation ("Dixie") (TUSA, TPR, Prima and Hilos are sometimes collectively referred to herein as "Threads" and TUSA, TPR, Prima, Hilos and Dixie are sometimes referred to herein individually as the "Seller" and collectively as the "Sellers") and AMERICAN & EFIRD, INC., a North Carolina corporation (the "Buyer").

     W I T N E S S E T H:

     WHEREAS, the Sellers and the Buyer have entered into that certain Asset Purchase Agreement dated May 23, 1996 (the "Asset Purchase Agreement") pursuant to which the Buyer has agreed to purchase and Threads and Dixie have agreed to sell to the Buyer all of Threads' right, title and interest in and to Threads' Assets related to the business of Threads, and Dixie's right, title and interest in and to certain real property related to the business of Threads (as such capitalized terms are defined within the Asset Purchase Agreement); and

     WHEREAS, the Sellers heretofore engaged in the business of manufacturing, distributing and selling industrial sewing thread and yarn to be used in the manufacture of industrial sewing thread (collectively, "Thread Products") and distributing notions and other related products and supplies (the "Business") (for the purposes hereof, Thread Products, (a) include (i) finished thread of any type, (ii) yarn of any fiber type, whether for direct sale or for sale for further processing, in a dyed or unfinished state, to be used in the manufacture of industrial sewing thread
(iii) all products identical or substantially similar to the thread products currently sold by Threads and the Buyer, including but not limited to special thread items (for example, tea bag thread and feminine personal hygiene thread); and (b) exclude yarn manufactured, distributed or sold by Dixie to be used in the manufacture of embroidery thread); and

     WHEREAS, the Sellers acknowledge that the markets for the Buyer's products are international and are highly competitive; and

     WHEREAS, pursuant to Section 13 of the Asset Purchase Agreement the parties hereto have agreed to enter into this Noncompetition Agreement; and

     WHEREAS, the Buyer will not close and complete the Asset Purchase Agreement without the execution of this Noncompetition Agreement by the Sellers as such execution of this Noncompetition Agreement is a condition of closing of the transaction, and the Sellers desire to have the Asset Purchase Agreement closed and completed; and

     WHEREAS, the Sellers are willing to agree to such noncompetition as provided herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein for other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer and Sellers hereby agree as follows:



1. NONCOMPETITION. The Sellers agree that for a period of five (5) years from the date hereof, Sellers shall comply with the following provisions:

a. Without the prior approval of the Buyer's President or Executive Vice President, Sellers shall not, directly or indirectly, solicit for employment, employees of the Buyer, and shall not, directly or indirectly, hire any person who, within the preceding six months, was employed by the Buyer other than as an hourly worker regardless of the reason for the person's termination of employment with the Buyer.

b. Except as contemplated in Sections 5 and 10 of the Yarn and Finished Goods Agreement dated as of the date hereof by and among the parties hereto, within the Restricted Territory (as defined below), Sellers shall not, either for Sellers or as agent, partner, significant investor (5% or greater in ownership), consultant, or in any other capacity, directly or indirectly, participate or engage in, or assist others in participating or engaging in the Business or any other business which competes with the Business. For purposes of this Noncompetition Agreement, the "Restricted Territory" includes:

  i.  The World;

  ii.  North America, Central America and South America;

  iii.  North America; and

  iv.  The United States of America.

     The sale of machinery by Sellers shall not constitute assisting others in the participating or engaging in the Business, even if such machinery could be used for the manufacturing of industrial sewing thread or yarn for industrial sewing thread, unless Sellers assist in or consult with the purchaser of such machinery in the conversion of the machinery to such purpose.

c. Without limiting the restrictions contained in paragraph b above, within the Restricted Territory, Sellers shall be allowed to sell yarn to a customer that manufactures thread unless the Sellers have knowledge that such yarn will be used in the manufacture of thread, and, in any event, Sellers shall notify the Buyer promptly (and shall identify in such notice the type of product sold) following a determination that such purchaser manufactures thread.

d. The parties hereto agree that the restrictive covenants contained in this paragraph 1 hereof (including the most extensive description of "Restricted Territory" set forth above) are essential elements of this Noncompetition Agreement and that this paragraph 1 shall be enforced as written. If, however, any provision, or any part thereof is held to be unreasonable, arbitrary, against public policy or otherwise unenforceable, then the parties agree that the court in making such determination shall have the power to reduce the duration and/or geographic area to one that is otherwise reasonable, nonarbitrary, not against public policy and otherwise enforceable against the Sellers, and in its reduced or modified form, this provision shall then be enforceable. The parties hereto agree that the provisions of this paragraph 1 are appropriate and reasonable when considered in light of the nature and extent of the Business conducted by the Buyer and that the restrictions in this paragraph 1 as to duration and geographic area are reasonable and necessary for the protection of the Buyer's respective legitimate interests.

2. FAILURE TO COMPLY. In the event of breach or threatened breach by the Sellers of the provisions of paragraph 1, the Buyer shall have and may exercise any and all rights and remedies available to the Buyer at law, in equity or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction, enjoining and restraining the Sellers from committing any such violation, and the Sellers hereby consent to the issuance of such injunction without the requirement of the Buyer posting bond.

3. SUCCESSORS AND ASSIGNS. This Noncompetition Agreement shall inure to the benefit and be binding upon any successors of the Buyer which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Buyer.

4. MODIFICATION AND WAIVER. This Noncompetition Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Noncompetition Agreement shall be deemed to have been waived, nor shall there by any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term and condition waived and shall not constitute a waiver of such terms or conditions or as to any act other than that specifically waived.

5. GOVERNING LAW. This Agreement will be governed in all respects by the internal laws (as opposed to the laws with respect to conflicts of law) of the State of North Carolina.

6. SEVERABILITY. The provisions of this Noncompetition Agreement shall be severable, and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof.

7. HEADINGS. The paragraph headings in this Noncompetition Agreement are for convenience only, and they form no part of this Noncompetition Agreement and shall not affect its interpretation.

8. ENTIRE AGREEMENT. This Noncompetition Agreement contains the entire agreement between the parties with respect to the subject matter hereof and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby.






     IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed in their respective names by their duly authorized officers and their respective seals to be hereunto affixed all as of the day and year first above-written.


ATTEST:                              T-C THREADS, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              THREADS OF PUERTO RICO, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              DIXIE YARNS, INC.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Treasurer                             Glenn M. Grandin, Senior
                                        Vice President

(CORPORATE SEAL)


ATTEST:                              PRODUCTOS PARA LA INDUSTRIA DE
                                     LA MAQUILA, S.A. PRIMA


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)


ATTEST:                              HILOS Y ACCESORIOS, S.A. DE
                                     C.V.


  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



ATTEST:                              AMERICAN & EFIRD, INC.


  /s/CRAIG G. STOVER                 By:/s/THOMAS W. DICKSON
  Secretary                             Thomas W. Dickson, President

(CORPORATE SEAL)